Exhibit 10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of May 1, 2007 by and among Festival Fun Parks, LLC, a Delaware limited liability company (the “Company”), Palace Entertainment Holdings, Inc., a Delaware corporation (“Holdings”) and Cynthia P. Kellogg (the “Executive”), each a “Party” and collectively the “Parties.”  Unless otherwise indicated, capitalized terms used herein are defined in Section 2.1.

ARTICLE I
EMPLOYMENT TERMS

1.1           Employment.  The Company will employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on May 1, 2007 (the “Effective Date”) and ending as provided in Section 1.4(a) (the “Employment Period”).

1.2           Position and Duties.

(a)           Generally.  The Executive shall serve as the Chief Financial Officer of each of Holdings and the Company, and in such capacity shall be responsible for the management of the financial affairs and fiscal operations of Holdings and the Company, shall perform such duties as are customarily performed by a chief financial officer of a company of a similar size and shall have such power and authority as shall reasonably be required to enable her to perform her duties hereunder; provided, however, that in exercising such power and authority and performing such duties, she shall at all times be subject to the authority and control of the Chief Executive Officer of Holdings and the Company, the board of directors of Holdings (the “Holdings Board”) and the board of directors of the Company (the “Board”).  To the extent required under applicable law or as requested by the Holdings Board or the Board, as applicable, at all times that the Executive is employed by Holdings and/or the Company as the Chief Financial Officer, she shall attend, as a non-voting observer, meetings (including participation in telephonic meetings) of the Holdings Board or the Board, as applicable, or any committee thereof, and receive copies of all written materials (including copies of meeting minutes) given to directors in connection with such meetings.

(b)           Duties and Responsibilities.  The Executive shall report to the Chief Executive Officer of the Company and the Board, and shall devote her full business time and attention to the business and affairs of Holdings, the Company and its Subsidiaries.  The Executive shall perform her duties and responsibilities in a diligent, trustworthy, businesslike and efficient manner.  The Executive shall not engage in any other business activities that could reasonably be expected to conflict with the Executive’s duties, responsibilities and obligations hereunder.  During the Employment Period, the Executive shall promptly bring to the Company or its Subsidiaries, as applicable, all investment or business opportunities relating to the activities described in Section 1.9(a) of which the Executive becomes aware.

(c)           Title.       Executive shall have the title of Senior Vice President and Chief Financial Officer for the Company.

1.3           Compensation.

(a)           Base Salary.  The Executive’s base salary shall be $250,000.00 per annum (the “Base Salary”).  The Base Salary payable for Fiscal Year 2007 shall be pro rated based on the number of days from and including the Effective Date through and including December 31, 2007.  The Base Salary will be payable to the Executive by the Company in regular installments in accordance with the Company’s general payroll practices.  The Executive shall receive such increases in her Base Salary as the Board may approve in its sole discretion from time to time; provided that the Executive’s Base Salary will be reviewed not less often than annually.

(b)           Annual Bonus.  The Executive shall be eligible to receive an annual cash bonus (the “Annual Cash Bonus”) in an amount equal to fifty percent (50%) of Executive’s Base Salary (pro rated for 2007) if the Company’s revenue, EBITDA and cash flow for a Fiscal Year are equal to or greater than the Bonus Target for such Fiscal Year.  Annual Cash Bonuses shall be payable to the Executive on or before the end of the fourth month following the end of the relevant Fiscal Year, but in the event that the Company has not received its audited financial statements for the relevant Fiscal Year by the date that is three and one-half months after the end of such relevant Fiscal Year, the Company shall make such payment within fifteen (15) days (but not later than the last day of the calendar year following such Fiscal Year) after the Company’s receipt of audited financial statements for such Fiscal Year, so long as Executive is employed by the Company on the last day of such Fiscal Year.

(c)           Supplemental Bonus.  For Fiscal Year 2007 and for each subsequent Fiscal Year during the Term, the Executive may also be eligible to receive a supplemental cash bonus (the “Supplemental Cash Bonus”), in addition to the Annual Cash Bonus and in an amount to be determined pursuant to a supplemental bonus program to be adopted in the discretion of the Board, if the Company’s revenue, EBITDA and cash flow for a Fiscal Year are greater than the Bonus Target for such Fiscal Year.  Supplemental Cash Bonuses, if any, shall be payable to Executive at the same time as Annual Cash Bonuses.

(d)           Withholding.  All payments made under this Agreement (including Base Salary, Annual Cash Bonus, and other amounts) shall be subject to withholding for income taxes, payroll taxes and other legally required deductions.

(e)           Expenses.  The Company will reimburse the Executive for all reasonable expenses incurred by her in the course of performing her duties under this Agreement which are consistent with the Company’s policies in effect at that time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(f)            Vacation; Holiday Pay and Sick Leave.  The Executive shall be entitled to four (4) weeks’ paid vacation in each calendar year, which if not taken during any year may be carried forward to any subsequent year.  Executive shall receive holiday pay and paid sick leave as provided to other executive employees of Holdings and the Company.  Upon cessation of Executive’s employment for any reason, Executive shall receive pay for all accrued and unused vacation, calculated at her base salary rate in effect at the time of the cessation of her employment, provided that the amount of vacation that Executive shall be entitled to accrue during the Term shall be in accordance with Company policy and in no event shall such accrued vacation exceed eight (8) weeks at any given time.

(g)           Additional Benefits.  During the Employment Period, the Executive shall be entitled to participate (for herself and, as applicable, her dependents) in the group medical, life, 401(k) and other insurance programs, employee benefit plans and perquisites which may be adopted by the Board for participation by the Company’s senior management or executives, as well as dental, life and disability insurance coverage, with payment of, or reimbursement for, such insurance premiums by the Company, subject to, in all cases, the terms and conditions established by the Board with respect to such plans (collectively, the “Benefits”); provided, however, that the Board, in its discretion, may revise the terms of any Benefits so long as such revision does not have a disproportionately negative impact on the Executive vis-à-vis other Company employees, to the extent applicable.

(h)           Incentive Unit Grant.  On the Effective Date, the Executive shall receive a grant (the “Equity Grant”) of 408.11 Class B-1 Units, 680.19 Class B-2 Units and 272.07 Class B-3 Units (as such units are defined in the LLC Agreement) of the Parent.  The Equity Grant shall be subject to the terms and provisions of the LLC Agreement including, without limitation, the vesting, forfeiture, repurchase and giveback provisions of Sections 3.1(c), 10.3 and 11.3 of the LLC Agreement.

(i)            Director and Officer Insurance.  The Company shall use commercially reasonable efforts to purchase and maintain a Directors and Officers liability insurance policy on terms and conditions deemed acceptable to the Board, acting in good faith, which policy will cover Executive at all times during her employment.

(j)            Potential Adjustments for Significant Transactions.  In the event that the Company acquires a material Family Entertainment Center or similar business, the Company and the Executive shall discuss in good faith adjustments to Executive’s overall compensation package to compensate the Executive for increases in her job duties.

(k)           Relocation Expenses.  The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in relocating to the Newport Beach, California area, including packing and moving expenses but excluding real estate brokerage commissions, in accordance with the Company’s policies (including repayment policies) as in effect from time to time.  The Company shall also pay or reimburse the Executive for the cost of temporary housing for the Executive and her family for a period of up to six (6) months from the Effective Date.  As far as practicable, anticipated expenses should be submitted for approval in advance (i.e. moving fees, temporary housing, rental, etc.).  The total amount of reimbursable relocation expenses may not exceed $50,000.00.

1.4           Term and Termination.

(a)           Duration.  The Employment Period shall commence on the Effective Date and shall terminate three (3) years after the Effective Date (the “Term”), unless earlier terminated by the Company or the Executive as set forth in this Section 1.4.  The Term of the Agreement shall renew automatically for one-year periods, unless either party gives the other party written notice of its intention not to renew the Agreement no later than ninety (90) days prior to the expiration of the then current Term. This Agreement may be terminated during the Term upon the first to occur of (i) termination of the Executive’s employment by the Company for Cause, (ii) termination of the Executive’s employment by the Company without Cause, (iii) the Executive’s resignation for Good Reason, (iv) the Executive’s resignation other than for Good Reason, or (v) the Executive’s death or Disability.  The Executive shall not terminate the Agreement with or without Good Reason, unless she gives the Company written notice that she intends to terminate the Agreement at least ninety (90) days prior to the Executive’s proposed Termination Date.  Upon termination of this Agreement, the Executive shall execute and deliver to the Company a release in form and substance acceptable to the Company.

(b)           Severance Upon Termination Without Cause or Upon Resignation by the Executive For Good Reason.  If the Employment Period is terminated by the Company without Cause or if the Executive resigns for Good Reason, subject to the Executive’s continued performance of the terms of this Agreement that survive the Termination Date, the Executive will be entitled to receive (i) her Base Salary equal to twelve (12) months and (ii) if such termination or resignation occurs between September 1 and December 31 in a Fiscal Year during the Term, Executive will be entitled to a prorated Annual Cash Bonus based on the number of days during the relevant Fiscal Year that precede the Termination Date (each of (i) and (ii) referred to as the “Severance Payment”).  The Severance Payment shall be payable to the Executive in accordance with the Company’s general payroll practices for the payment of Base Salary and Annual Cash Bonus, as applicable.  The Executive also shall be entitled to receive payment for all reimbursable expenses or other entitlements then due and owing to the Executive as of the Termination Date.  In the event that the Executive breaches her obligations under Section 1.6, 1.7, 1.8 or 1.9, the Company’s obligation to make any Severance Payment and provide any Benefits shall cease as of the date of such breach.

(c)           Death and Disability.  In the event of the Company terminates this Agreement due to the death or Disability of the Executive, the Executive shall be entitled to no severance or other termination benefits from and after the termination of her employment, except that the Executive or her estate shall be entitled to the Severance Payment as provided in Section 1.4(b) hereof.  Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s Disability shall be determined in accordance with the terms of such plans and programs.  In the event of Executive’s death, any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs.

(d)           Salary and Other Payments Through Termination.  If the Executive’s employment with the Company is terminated during the Term (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, the Executive will be entitled to receive her Base Salary through the Termination Date, but will not be entitled to receive any Severance Payments or Benefits after the Termination Date.  The Executive shall be entitled to receive payment for all reimbursable expenses or other entitlements then due and owing to the Executive as of the Termination Date.

(e)           Other Rights.  Except as set forth in Section 1.4(b), all of the Executive’s rights to Base Salary, Benefits and Annual Cash Bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination.

1.5           Key Executive Life Insurance.  The Company shall have the right to purchase in the Executive’s name a “key executive” life insurance policy naming the Company or any of its Subsidiaries as the sole beneficiary thereunder.  The Executive agrees to take all reasonable measures necessary to effect the foregoing, including without limitation submitting to a physical examination for the purpose of determining eligibility therefore and cooperating with any matters related to the application for, and if obtained, the maintenance of, such insurance policy.  If Executive is found ineligible for some reason for such “key executive” life insurance either at the inception of her employment or at anytime thereafter, this ineligibility will not, in and of itself, affect Executive’s employability under this Agreement or constitute Cause for termination of Executive’s employment.

1.6           Confidential Information.

(a)           The Executive shall not disclose or, directly or indirectly, use at any time, during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by her, except to the extent that (i) such disclosure or use is required by the Executive’s performance of the duties assigned to the Executive by the Board, (ii) the Executive is required by subpoena or similar process to disclose or discuss any Confidential Information, provided, that in such case, the Executive shall promptly inform the Company of such event and shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure or (iii) such Confidential Information becomes generally known to and available for use by the public, other than as a result of any action or inaction by the Executive.  At the Company’s expense, the Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive acknowledges that the Confidential Information obtained by her during the course of her employment with the Company is the sole and exclusive property of the Company and its Subsidiaries, as applicable.

(b)           The Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company and its Subsidiaries to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the provisions of Section 1.6(a), the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or its Subsidiaries) or use, except in connection with her work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by the Board in writing.

(c)           As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by Holdings, the Company and its Subsidiaries and any of the Company’s predecessor entities in connection with its business, including but not limited to (i) business development, growth and other strategic business plans, (ii) properties available for acquisition, financing development or sale, (iii) accounting and business methods, (iv) services or products and the marketing of such services and products, (v) fees, costs and pricing structures, (vi) designs, (vii) analysis, (viii) drawings, photographs and reports, (ix) computer software, including operating systems, applications and program listings, (x) flow charts, manuals and documentation, (xi) data bases, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) copyrightable works, (xiv) all technology and trade secrets, (xv) confidential terms of material agreements and customer relationships, and (xvi) all similar and related information in whatever form.  Confidential Information shall not include any information that has become generally available to the public prior to the date the Executive proposes to disclose or use such information or general know-how of the Executive.

1.7           Inventions and Patents.  In the event that the Executive, as part of her activities on behalf of Holdings, the Company or any of its Subsidiaries, generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or any of its Subsidiaries as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the Company and its Subsidiaries and hereby assigns all right, title and interest in and to such Intellectual Property to the Company and its Subsidiaries.  Any copyrightable work prepared in whole or in part by the Executive will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company and its Subsidiaries shall own all of the rights comprised in the copyright therein.  The Executive shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company and its Subsidiaries to protect the Company’s and its Subsidiaries’ interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of the Executive’s employment with the Company).  Anything herein to the contrary notwithstanding, the obligations of Executive shall be limited to and subject to the terms and provisions of California Labor Code Section 2870, a copy of which is attached hereto as Exhibit A.

1.8           Delivery of Materials Upon Termination of Employment.  As requested by the Company from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information, Intellectual Property and property of the Company and its Subsidiaries in the Executive’s possession or within her control (including, but not limited to, office keys, access cards, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and any other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

1.9           Non-Compete, Non-Solicitation.

(a)           The Executive acknowledges and agrees that the Executive’s services to Holdings, the Company and its Subsidiaries are unique in nature and that Holdings, the Company and its Subsidiaries would be irreparably damaged if the Executive were to provide similar services to any Person competing with the Company and its Subsidiaries or engaged in the Business.  The Executive further acknowledges that, in the course of her employment with the Company, she will become familiar with Holdings’, the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information.  During the Noncompete Period other than as an employee of the Company, she shall not, directly or indirectly, whether for herself or for any other Person, permit her name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes to engage in the Business in the Restricted Territories.  For purposes of this

Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise).  Nothing herein will prohibit the Executive from mere passive ownership of not more than five percent (5%) of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.  As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such Person as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall not include, without limitation, any involvement in the day-to-day operations of such entity.

(b)           During the Nonsolicitation Period, the Executive will not directly, or indirectly through another Person, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or induce or attempt to induce any corporate officer, general manager or other employee of the Company or any of its Subsidiaries to terminate such employee’s employment with the Company or any of its Subsidiaries, or hire any such person unless such person’s employment was terminated by the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its Subsidiaries, including, without limitation, knowingly making any negative statements or communications concerning the Company or any of its Subsidiaries.  The Executive acknowledges and agrees that the Company and its Subsidiaries would be irreparably damaged if the Executive were to breach any of the provisions contained in this Section 1.9(b).

1.10         Enforcement.  If, at the time of enforcement of Section 1.6, 1.7, 1.8 or 1.9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that, to the extent permitted by applicable law, the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the Noncompete Period, scope or area.  Because the Executive’s services are unique and because the Executive has access to Confidential Information and Intellectual Property, the Parties agree that money damages would be an inadequate remedy for any breach of Section 1.6, 1.7, 1.8 or 1.9.  Therefore, in the event of a breach or threatened breach of Section 1.6, 1.7, 1.8 or 1.9, the Company or any of its Subsidiaries or any of their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  The Parties hereby acknowledge and agree that (i) performance of the services of the Executive hereunder may occur in jurisdictions other than the jurisdiction whose law the Parties have agreed shall govern the construction, validity and interpretation of this Agreement, (ii) the law of the  State of New York shall govern construction, validity and interpretation of this Agreement to the fullest extent possible, and (iii) Section 1.6, 1.7, 1.8 or 1.9 shall restrict the Executive only to the extent permitted by applicable law.

1.11         Survival.  Section 1.6, 1.7, 1.8 and 1.9 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

1.12         Consideration.  The Executive hereby agrees and acknowledges that the Equity Grant constitutes good and valuable consideration for the covenant and obligations incurred by Executive pursuant to Section 1.9.

ARTICLE II
DEFINED TERMS

2.1           Definitions.  For purposes of this Agreement, the following terms will have the following meanings:

“Bonus Target” means for each Fiscal Year the revenue, EBITDA and cash flow target amount established by the Compensation Committee of the Board not later than thirty (30) days after the commencement of each full Fiscal Year during the Term (it being understood that the Board may, but shall not be obligated to, make adjustments to adjust for the effect of extraordinary corporate transactions, such as acquisitions or dispositions of businesses, during the Fiscal Year and shall be adjusted to include the aggregate amount of Annual Cash Bonuses, if any, for such Fiscal Year).

“Business” means the business of owning and operating Family Entertainment Centers.

“Cause” means with respect to the Executive one or more of the following:  (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to Holdings, the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, or the use of illegal drugs (whether or not at the workplace), (iii) substantial and repeated failure to perform duties as reasonably directed by the Chief Executive Officer of the Company or the Board, (iv) any act or omission aiding or abetting a competitor, supplier or customer of Holdings, the Company or any of its Subsidiaries to the material disadvantage or detriment of Holdings, the Company and its Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to Holdings, the Company or any of its Subsidiaries, or (vi) any other material breach of this Agreement; provided, however, that if any such breach under this clause (vi) is subject to cure, Executive shall be entitled to written notice of such breach and an opportunity to cure such breach to the Board’s reasonable satisfaction within thirty (30) calendar days after such notice.

“Disability” shall have the meaning set forth in a policy or policies of disability insurance, if any, the Company obtains for the benefit of itself and/or its employees.  If there is no definition of “disability” applicable under any such policy or policies, if any, then the Executive shall be considered disabled due to mental or physical impairment or disability, despite reasonable accommodations by the Company and its Subsidiaries, to perform her customary or other comparable duties with the Company or its Subsidiaries immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12-month period.

“EBITDA” means, for a Fiscal Year, earnings before interest, taxes, depreciation and amortization determined in good faith by the Board following each Fiscal Year based on the audited financial statements of Holdings, the Company and its Subsidiaries for such Fiscal Year.

“Family Entertainment Center” means amusement parks, theme parks or similar facilities that (i) offer water-leisure recreational facilities and other water attractions and/or (ii) offer a broad selection of attractions, including but not limited to, miniature golf, go-kart raceways, batting cages, rides and/or arcade pavilions.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ended December 31.

“Good Reason” means the occurrence, without the Executive’s written consent, of one or more of the following events: (i) the Company materially reduces the amount of the Base Salary or the percentage of Base Salary used in Section 1.3(b) to determine the Executive’s   Annual Cash Bonus, (ii) the Company requires that the Executive relocate her principal place of employment to a site that is more than 50 miles from the Company’s current headquarters at 4590 MacArthur Boulevard, Newport Beach, California 92660 or the Company changes the location of its headquarters to a location that is more than 50 miles from such location, (iii) the Company materially reduces the Executive’s responsibilities or (iv) the Company changes Executive’s title or otherwise materially breaches the terms of this Agreement; provided that no such event shall constitute Good Reason hereunder unless (x) the Executive shall have given written notice to the Company of the Executive’s intent to resign for Good Reason within sixty (60) days after the Executive becomes aware of the occurrence of any such event and (y) such event or occurrence shall not have been resolved to the Executive’s reasonable satisfaction within sixty (60) days of the Company’s receipt of such notice.

“LLC Agreement” means the Limited Liability Company Agreement of Palace Holdings Group, LLC dated as of April 12, 2006, as amended from time to time.

“Noncompete Period” means the Employment Period and 12 months thereafter.

“Nonsolicitation Period” means the Employment Period and 24 months thereafter.

“Parent” means Palace Holdings Group, LLC, a Delaware limited liability company.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Restricted Territories” means the United States of America and its territories and possessions in which the Company engages in the Business as of the Termination Date.

“Subsidiary” has the meaning given such term in the LLC Agreement.

“Termination Date” means the date of the Executive’s termination of employment with the Company.

2.2           Other Definitional Provisions.

(a)           Section references contained in this Agreement are references to sections in this Agreement, unless otherwise specified.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(b)           Whenever the term “including” (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

ARTICLE III
MISCELLANEOUS TERMS

3.1           Investment.  Through close of business on June 1, 2007, the Executive shall have the right to purchase up to 300 Class A Units of the Parent, at the purchase price of $1,000 per unit.  The Executive shall pay the purchase price for such Class A Units by check or a wire transfer of funds.

3.2           Dispute Resolution.

(a)           Except with respect to disputes and claims under Section 1.6, 1.7, 1.8 or 1.9 (which may be pursued in any court of competent jurisdiction), each Party agrees that arbitration, pursuant to the rules of the Federal Mediation and Conciliation Service (the “FMCS”) in effect as of the date of commencement of the arbitration (the “FMCS Rules”), shall be the sole and exclusive method for resolving any claim or dispute (a “Claim”) arising out of or relating to the rights and obligations of the Parties and the employment of the Executive by the Company (including, without limitation, claims and disputes regarding employment discrimination, sexual harassment, termination and discharge), whether such claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.  The Parties agree that (i) one arbitrator shall be appointed pursuant to the FMCS Rules to conduct any such arbitration and (ii) all meetings of the Parties and all hearings with respect to any such arbitration shall take place in New York, New York, or if such Claim does not arise out of or include a Claim under Section 1.9, then such arbitration shall take place in Los Angeles, California.  The Parties further agree that, unless otherwise determined by the arbitrator, (x) each Party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and (y) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne solely by the Company; provided that nothing herein shall be interpreted to preclude the arbitrator from allocating the costs and expenses of the Parties and of such proceeding among the Parties in any manner that the arbitrator may lawfully determine to do so.  The Parties agree that the judgment, award or other determination of any arbitration under the FMCS Rules shall be final, conclusive and binding on all of the Parties.  Nothing in this Section 3.2(a) shall prohibit any Party from instituting litigation to enforce any final judgment, award or determination of the arbitration.  Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York, or if such Claim does not arise out of or include a Claim under Section 1.9, then to the jurisdiction of the United States District Court for the Central District of California, and agrees that such court shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration.  Each Party irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.

(b)           Notwithstanding the foregoing, prior to any Party instituting any arbitration proceeding hereunder to resolve any Claim, such Party first shall submit the Claim to a mediation proceeding among the Parties which shall be governed by the prevailing procedures of the FMCS and shall be conducted in New York, New York, or if such Claim does not arise out of or include a Claim under Section 1.9, then such mediation shall be conducted in Los Angeles, California.  If the Parties have not agreed in writing to a resolution of the Claim pursuant to the mediation within forty-five (45) days after the commencement thereof or if any Party refuses to participate in the mediation process, then the Claim may be submitted to arbitration under Section 3.2(a).  Unless otherwise determined by the mediator, each Party shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the Parties; provided that nothing herein shall be interpreted to preclude the mediator from allocating the costs and expenses of the Parties and of such proceeding among the Parties in any manner that the arbitrator may lawfully determine to do so.

3.3           Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent by facsimile (voice confirmed) to the recipient at the address or facsimile number indicated below:

To the Company:

4590 MacArthur Boulevard

Newport Beach, CA  92660

Telephone:            (949) 797-9721

Telecopy:              (949) 261-1414

Attention:              Chief Executive Officer

With copies to:

MidOcean Partners, LP

320 Park Avenue, 17th Floor

New York, NY  10022

Telephone:            (212) 497-1400

Telecopy:              (212) 497-1375

Attention:              Tyler Zachem

and

Morrison Cohen LLP

909 Third Avenue

New York, NY  10022

Telephone:            (212) 735-8600

Telecopy:              (212) 735-8708

Attention:              Michael Connolly, Esq.

To the Executive:

Cynthia P. Kellogg

557 Samuel Court

Encinitas, CA 92024

or such other address or to the attention of such other Person as the recipient Party will have specified by prior written notice to the sending Party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five (5) days after deposit in the U.S. mail.

3.4           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.5           Complete Agreement.  This Agreement, the LLC Agreement, that certain Investment Agreement by and among the Parent and the Investors Listed on Schedule I thereto, dated April 12, 2006, and that certain Letter Agreement Regarding the Grant of Incentive Units by and between Parent and the Executive, dated May 1, 2007, embodies the complete agreement and understanding among the Parties with regard to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.  To the extent that this Agreement provides greater benefits to the Executive than available under the Company’s employee handbook or other corporate policies, this Agreement shall prevail.

3.6           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

3.7           Assignment.  Without the Executive’s consent, the Company may not assign its rights and obligations under this Agreement except (i) to a “Successor” (as defined below) or (ii) to an entity that is formed and controlled by the Company or any of its Subsidiaries.  This

Agreement is personal to the Executive, and the Executive shall not have the right to assign the Executive’s interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement, nor shall the Executive have the right to pledge, hypothecate, transfer, assign or otherwise encumber the Executive’s right to receive any form of compensation hereunder without the prior written consent of the Board.  As used in this Section 3.7, “Successor” shall include any Person that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets of, or ownership interests in, the Company and its Subsidiaries.

3.8           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company, the Executive, and their respective heirs, successors and permitted assigns.

3.9           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

3.10         Remedies.  Subject to the provisions of Section 3.2, each Party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  Nothing herein shall prohibit any arbitrator or judicial authority from awarding attorneys’ fees or costs to a prevailing Party in any arbitration or other proceeding to the extent that such arbitrator or authority may lawfully do so.

3.11         Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

3.12         Third Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

3.13         The Executive’s Representations.  The Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which she is bound, (ii) the Executive is not aware of any employment agreement, noncompete agreement or confidentiality agreement with any other Person that would preclude her from entering into this Agreement, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

3.14         Amendment to Comply with Section 409A of the Code.  To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code,” and such section, “Section 409A”), and the Treasury Regulations (including proposed regulations) and guidance promulgated thereunder, (i) the provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Section 409A, and (ii) the parties hereto agree to amend this Agreement for purposes of complying with Section 409A promptly upon issuance of any Treasury Regulations or guidance thereunder, provided, that any such amendment shall not materially change the present value of the benefits payable to the Executive hereunder or otherwise materially adversely affect the Executive, the Company, or any affiliate of the Company, without the consent of such party.

Signature page follows

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

FESTIVAL FUN PARKS, LLC

By:	/s/ Alexander Weber, Jr.
	Name:	Alexander Weber, Jr.
	Title:	Chief Executive Officer and
President

PALACE ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Alexander Weber, Jr.
	Name:	Alexander Weber, Jr.
	Title:	Chief Executive Officer and
President

/s/ Cynthia P. Kellogg
CYNTHIA P. KELLOGG

EXHIBIT A

California Labor Code

Section 2870

Employment Agreements; Assignment of Rights

The following is an excerpt from the California Labor Code for Assignments of Rights of an invention in Employment Agreements.  In accordance with Section 2872 of the California Labor Code, you are hereby notified that the Inventions and Patents provisions in Section 1.7 your Employment Agreement do not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in pertinent part:

(a)  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his of her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)  Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)  Result from any work performed by the employee for the employer.

(b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

RECEIPT ACKNOWLEDGED:

Dated:	May 1, 2007	/s/ Cynthia P. Kellogg
CYNTHIA P. KELLOGG